AGREEMENT

     THIS AGREEMENT (this "Agreement") effective as of this 9th day of March 1998, is made and entered into by and between Automotive Safety Components International, Inc., a Delaware corporation (the "Company"), and Paul M. Betz ("Employee").

                              W I T N E S S E T H :

     WHEREAS, the Company desires to employ Employee as its President; and

     WHEREAS, Employee desires to accept such employment upon the terms set forth in this Agreement.

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

     1. Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company commencing on the date hereof for the Term (as defined below), in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and subject to the conditions hereinafter stated.

     2. Term. Except as otherwise specifically provided in Section 7 below, the term of Employee's employment under this Agreement (the "Term") shall commence on the date hereof, and shall continue until the second (2nd) anniversary of the date hereof, subject to the terms and conditions of this Agreement.

     3. Position, Duties, Responsibilities and Services.

     3.1 Position; Duties and Responsibilities. During the Term, Employee shall serve as President of the Company or such other office and position as is assigned to him during the Term by the Board of Directors (the "Board") of the Company and shall be responsible for the duties attendant to such offices, which duties will be generally consistent with his position as an executive officer of the Company, and such other managerial duties and responsibilities with the Company, its subsidiaries or divisions as may be assigned by the Chairman of the Board, President and Chief Executive Officer of the Company (the "CEO"), the Executive Vice President and Chief Operating Officer of the Company (the "COO") or the Board. Employee shall be subject to the supervision and control of the CEO and the COO and the provisions of the By-Laws of the Company.

     3.2 Services to be Provided. During the Term, Employee shall (i) devote all of his working time, attention and energies to the affairs of the Company and its subsidiaries and divisions, (ii) use his best efforts to promote its and their best interests, (iii) faithfully and


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diligently perform his duties and  responsibilities  hereunder,  and (iv) comply with and be bound by the Company's operational policies, procedures and practices from time to time in effect during the Term.

     4. Compensation.

     4.1 Base Salary. Employee shall be paid a base salary (the "Base Salary") at an annual rate of one hundred forty thousand ($140,000) dollars, payable at such intervals as the other executive officers of the Company are paid, but in any event at least on a monthly basis. The Base Salary shall be reviewed by the Compensation Committee of the Board of Directors (the "Committee") of Safety Components International, Inc. ("SCI"), the sole shareholder of the Company, upon the recommendation of the CEO and the COO, on or before April 1 (the first day of the fiscal year of the Company) of each year during the Term, with such reviews to commence in 1999, and shall be subject to increase in the sole discretion of the Committee taking into account merit, corporate and individual performance and general business conditions, including changes in the cost of living index. Such increase, if any, shall be effective on April 1 of each year during the Term commencing in 1999.

     4.2 Bonus Compensation. Employee shall also be entitled to an annual performance-related bonus as set forth in the next succeeding sentence commencing with the Company's fiscal year ended March 31, 1999 (the "1999 Fiscal Year"). Employee shall be entitled to a bonus (the "Bonus Compensation") pursuant to the terms of the Management Incentive Plan of SCI (the "Plan") equal to 30% of the Base Salary paid to Employee in the immediately preceding fiscal year if and to the extent that the Company achieves earnings before interest charges, income taxes, depreciation and amortization ("EBITDA") of a target amount to be fixed each year by the Committee (the "Target") as determined by reference to the Company's audited financial statements for such fiscal year prepared by the Company's certified public accountants (the "Accountants") in accordance with generally accepted accounting principles; provided, however, that (i) in the event that EBITDA is less than 100% of the Target but equal to or greater than 90% of the Target for any fiscal year during the Term, the amount of the Bonus Compensation shall be reduced by 5% for every 1% that EBITDA is below the Target for each such fiscal year, (ii) in the event that EBITDA is below 90% of the Target for any fiscal year during the Term, the Bonus
Compensation shall be equal to zero, and (iii) in the event that EBITDA is greater than the Target for any fiscal year during the Term, the amount of the Bonus Compensation shall be increased by 4% for every 1% that EBITDA is above the Target for each such fiscal year, up to a maximum of 90% of the Base Salary (the Bonus Compensation, as adjusted, shall be referred to herein as the "Bonus Compensation").

     All issues of interpretation in connection with the calculation of the Bonus Compensation of Employee shall be resolved by the Committee in its reasonable discretion. The Company shall pay the Bonus Compensation to Employee for each fiscal year of the Term within


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(30) days of the  completion by the  Accountants of their audit of the Company's financial statements for each such fiscal year, unless the employment of the Employee shall have been terminated for any reason prior to such date, except as set forth in Sections 7.1 and 7.2 below.

     4.3 Stock Options. The Company hereby agrees to cause the issuance to Employee as of the date hereof of stock options to purchase 10,000 shares of common stock ("Common Stock"), $.01 par value per share, of the Company ("Base Stock Options"). Employee will also be eligible for consideration of additional stock options during each year of the Term, as determined by the Committee, in its sole discretion ("Additional Stock Options"). All Base Stock Options and any Additional Stock Options shall be issued pursuant to, and in accordance with, the Company's 1994 Stock Option Plan (the "Stock Option Plan"). All Base Stock Options and Additional Stock Options shall be qualified stock options under the Stock Option Plan up to the maximum number as would not cause a disqualification under applicable Internal Revenue Code Sections or regulations thereunder, and the remainder of Base Stock Options and Additional Stock Options shall be non-qualified stock options under the Stock Option Plan. Each Base Stock Option shall be exercisable at a price equal to the Fair Market Value (as defined in the Stock Option Plan) of the Common Stock on the date of issuance of such Base Stock Option (or if such date is not a business day, then such option shall be exercisable at a price equal to the Fair Market Value on the next business day following such date) in accordance with the terms of the Stock Option Plan and shall vest over a three year period from the date of grant at a rate of 331/3% per year, commencing with the first anniversary of the date of grant. Employee's vested Base Stock Options shall be exercisable for a period of ten years from the date of issuance. Upon the termination of employment for any reason, any unvested Base Stock Options shall lapse and Employee shall have thirty (30) days from the date of termination of his employment with the Company to exercise any vested Base Stock Options (one year in the case of termination by reason of death or disability of Employee).

     5. Employment Benefits.

     5.1 Benefit Programs. During the Term, Employee shall be entitled to participate in and receive benefits made available now or hereafter to all executive officers of the Company under all benefit programs, arrangements or perquisites of the Company including, but not limited to, pension and other retirement plans, hospitalization, surgical, dental and major medical coverage, short and long term disability and life insurance.

     5.2 Vacation. During the Term, Employee shall be entitled to such vacation with pay during each year of his employment hereunder consistent with the policies of the Company, but in no event less than two (2) weeks in any such calendar year (pro-rated as necessary for partial calendar years during the Term); provided, however, that the vacation days taken do not interfere with the operations of the Company. Such vacation may be taken, in Employee's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Employee shall not be entitled to any additional compensation in the event that Employee, for whatever reason, fails to take such vacation during any year of his


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employment hereunder. Employee shall also be entitled to all paid holidays given by the Company to its executive officers.

     5.3 Car Allowance. During the Term, the Company shall pay Employee, on the first day of each month, a monthly automobile allowance of $600.00 to pay for the costs associated with Employee's local transportation expenses.

     6. Expenses.

     6.1 Expenses. During the Term, the Company shall reimburse Employee upon presentation of appropriate vouchers or receipts and in accordance with the Company's expense reimbursement policies for executive officers, for all reasonable travel and entertainment expenses incurred by Employee in connection with the performance of his duties under this Agreement.

     6.2 Relocation Expenses. The Company shall reimburse Employee for certain reasonable relocation expenses pursuant to the terms of that certain Letter Agreement between the Company and Employee in connection with Employee relocating his place of residence from Scottsdale, Arizona to a place within commuting distance from the Company's Costa Mesa, California facility upon presentation of appropriate vouchers or receipts and in accordance with the Company's expense reimbursement policies for executive officers; provided, however, that, Employee shall have completed such relocation by September 1, 1998.

     7. Consequences of Termination of Employment.

     7.1 Death. In the event of the death of Employee during the Term, Employee's employment hereunder shall be terminated as of the date of his death and Employee's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of the Employee (collectively, the "Estate") shall be paid, Employee's unpaid Base Salary through the month in which the death occurs and any unpaid Bonus Compensation for any fiscal year which has ended as of the date of such termination or which was at least one half (1/2) completed as of the date of death. In the case of such incomplete fiscal year, the Bonus Compensation (to the extent earnings based upon EBITDA for the fiscal year ending next following the date of death) shall be pro-rated and all such Bonus Compensation payable as a result of this Section 7.1 shall be otherwise payable as set forth in Section 4.2 above. The Estate shall be entitled to all other death benefits, if any, in accordance with the terms of the Company's benefit programs and plans.

     7.2 Disability. In the event Employee shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of either (i) ninety (90) consecutive days or (ii) one hundred eighty (180) days in any consecutive three hundred sixty-five (365) day period, the Company shall have the right to terminate Employee's employment under this Agreement by


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



giving Employee ten (10) days' prior written notice. If Employee's employment hereunder is so terminated, Employee shall be paid, in addition to payments under any disability insurance policy in effect, Employee's unpaid Base Salary through the month in which the termination occurs, plus Bonus Compensation on the same pro-rata basis as is set forth in Section 7.1 above.

     7.3 Termination of Employment of Employee by the Company for Cause. Nothing herein shall prevent the Company from terminating Employee's employment under this Agreement for Cause. In the event Employee is terminated for Cause, Employee shall be paid his unpaid Base Salary (but no Bonus Compensation) through the month in which the termination occurs. The term "Cause," as used herein, shall mean (i) Employee's willful misconduct or fraud in the performance of his duties hereunder; (ii) the continued failure or refusal of Employee to carry out any reasonable request of the CEO, COO or the Board for the provision of services hereunder; (iii) the material breach of the Agreement by Employee;
(iv) the failure of Employee on more than one occasion to satisfy (a) a commitment made by or on behalf of Employee to any customer of the Company or an affiliate of the Company with respect to a product delivery date or (b) any reasonable material request of any customer of the Company or an affiliate of the Company, which Employee is or should be aware of, with respect to a delivery date, product quality or product specification; or (v) the entering of a plea of guilty or nolo contendere to or the conviction of Employee for a felony or any other criminal act involving moral turpitude, dishonesty, theft or unethical business conduct, including, without limitation, violations of State or Federal securities laws or regulations.

     Termination of employment of Employee pursuant to this Section 7.3 shall be made by delivery to Employee of a letter from the CEO or the COO generally setting forth a description of the conduct which provides the basis for a termination of employment of Employee for Cause.

     7.4 Termination of Employment Other than for Cause, Death or Disability.

     (a) Termination. The Employee's employment under this Agreement may be terminated (i) by the Company (in addition to termination pursuant to Sections 7.1, 7.2 or 7.3 above) at any time and for any reason, (ii) by the Employee at any time and for any reason or (iii) upon the expiration of the Term.

     (b) Severance and Non-Competition Payments.

     (1) If this Agreement is terminated by the Company, other than as a result of death or disability of Employee or for Cause, the Company shall pay the Employee a severance and non-competition payment equal to the Base Salary for twelve (12) months (but no Bonus Compensation). Such severance and non-competition payment shall be payable in twelve (12) equal monthly installments commencing on the first day of the month following termination.



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



     (2) If this Agreement is not renewed beyond the Term by the parties hereto solely as a result of the refusal by the Company to extend the term, the Company shall pay Employee a severance and non-competition payment equal to the Base Salary for six (6) months (but no Bonus Compensation). Such severance and non-competition payment shall be payable in six (6) equal monthly installments commencing on the first day of the month after expiration of the Term.

     (3) If Employee terminates his employment voluntarily prior to the expiration of the Term, Employee shall be paid his unpaid Base Salary (but no Bonus Compensation) through the date of such termination.

     8. Confidential information.

     8.1 The Employee agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or any entity controlling, controlled by or under common control with the Company (each an "Affiliate") except (i) while employed by the Company, in the business of and for the benefit of the Company or its Affiliates or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company or its Affiliates, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company or its Affiliates to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company or its Affiliates, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company, or its Affiliates, as the case may be, to others not subject to confidentiality agreements. In the event the Employee's employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

     8.2 The Employee and the Company agree that this covenant regarding Confidential Information is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. The Employee agrees that any breach of the covenant


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contained  in this  Section 8 would  irreparably  injure the Company  and/or its
Affiliates. Accordingly, the Employee agrees that the Company and/or its Affiliates, in addition to pursuing any other remedies it or they may have in law or in equity, may obtain an injunction against the Employee from any court having jurisdiction over the matter, restraining any further violation of this
Section 8.

     8.3 The provisions of this Section 8 shall extend for the Term and shall further extend for the greater of (x) the period in which severance and non-competition payments are made pursuant to this Agreement or (y) two years from the date this Agreement is terminated. The provisions of this Section 8 shall survive any termination of this Agreement.

     9. Non-Competition; Non-Solicitation.

     9.1 The Employee agrees that during the Non-Competition Period (as defined in Section 9.4 below), without the prior written consent of the Company: (a) he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, greater than two (2%) percent holder of any class or series of equity securities, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which is now or at the time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company or its Affiliates (currently (i) the manufacture and sale of (x) automotive airbag fabric and cushions, (y) value-added synthetic fabrics used in a variety of niche industrial and commercial applications and (z) metal airbag, industrial and ordnance components and (ii) systems integration and manufacturing for ordnance programs) including, for these purposes, any business in which, at the termination of his employment, there was a bona fide intention on the part of the Company or its Affiliates to engage in the future; and (b) he shall not, on behalf of any competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company or its Affiliates.

     9.2 During the Non-Competition Period, Employee agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company or its Affiliates at any time during the six (6) months immediately preceding such date of hiring or solicitation.

     9.3 The Employee and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. The Employee agrees that any breach of the covenants contained in this Section 9 would irreparably injure the Company and/or its Affiliates. Accordingly, the Employee agrees that the Company and/or its


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Affiliates,  in addition to pursuing  any other  remedies it or they may have in law or in equity, may obtain an injunction against the Employee from any court having jurisdiction over the matter, restraining any further violation of this
Section 9.

     9.4 The provisions of this Section 9 shall extend for the Term and shall further extend for one year from the date of such termination (herein referred to as the "Non-Competition Period"). The provisions of this Section 9 shall survive any termination of this Agreement

     10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

To the Company:            Automotive Safety Components International, Inc.
                           c/o Safety Components International, Inc.
                           2160 North Central Road
                           Fort Lee, NJ  07024
                           Telephone:       (201) 592-0008
                           Telecopy:        (201) 592-7501
                           Attention:       Jeffrey J. Kaplan

To Employee:               Mr. Paul M. Betz
                           7206 East Camino Del Monte
                           Scottsdale, AZ 85255
                           Telephone:       (602) 473-2395

     11. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters.

     12. Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Employee. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or common stock of the Company.

     13. No Assignment. This Agreement shall not be assignable or otherwise transferable by Employee. The Company shall have the right to assign this Agreement to any successor or any Affiliate which agrees to be bound by the terms hereof.



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


     14. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the CEO and is agreed to in writing, signed by Employee and by an officer of the Company thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

     15. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to its conflicts of law rules.

     16. Titles. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

     17. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

     18. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                   AUTOMOTIVE SAFETY COMPONENTS
                                   INTERNATIONAL, INC.


                                    By:   /s/Jeffrey J. Kaplan
                                          ------------------------------
                                    Name:    Jeffrey J. Kaplan
                                    Title:   Executive Vice President
                                             and Chief Financial Officer

                                           /s/Paul M. Betz
                                           ------------------------------
                                              Paul M. Betz



                                        9